Exhibit 4(b)(11)

                                LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Yield Calculation Services Agreement of Frank Russell Investment Company ("FRIC"), dated January 2, 1985, FRIC advises you that it is creating five new funds to be named Tax-Managed Equity Aggressive Strategy Fund, Tax-Managed Aggressive Strategy Fund, Tax-Managed Moderate Strategy Fund, Tax-Managed Conservative Strategy Fund and Tax-Managed Small Cap Fund (each, a "Fund"), each of which will consist of Class S Shares and Class C Shares (each, a "Class") and is creating a new Class C Equity T Fund (to be renamed Tax-Managed Large Cap Fund). FRIC desires for State Street Bank and Trust Company to compute the performance results of each Class of each Fund and Class C of Tax-Managed Large Cap Fund pursuant to the terms and conditions of the Yield Calculation Service Agreement.

Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:
      Lynn L. Anderson
      President


Accepted this       day of               , 1999.


STATE STREET BANK AND TRUST COMPANY


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